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                                                                 EXHIBIT 10.18

                        RELEASE AND INDEMNITY AGREEMENT

I. DEFINITIONS

        "EMPLOYEE" means: [NAME] his heirs, administrators, executors or of any of them;

        "GLOBALSCAPE" means GlobalSCAPE, Inc. and its agents, employees, officers, directors, shareholders and attorneys, all persons who control, are controlled by or under common control of GlobalSCAPE, Inc., and the predecessors, successors, heirs and assigns of any of them (including American TeleSource International, Inc.);

        "STOCK OPTION PLAN" means: the 1998 Stock Option Plan established and approved by the Board of Directors of GlobalSCAPE.

        "OPTION" means that option to purchase [AMOUNT] shares of GlobalSCAPE common stock for $0.10 per share, vesting over a three year period granted to Employee in that letter agreement between Employee and GlobalSCAPE dated [DATE].

        "CANCELLATION LETTER" means: that letter dated February 8, 2000, executed by Employee and GlobalSCAPE canceling Employee's stock options originally granted under the Stock Option Plan in exchange for $1000 and other consideration.

        "CLAIMS" means all existing, future, known, and unknown claims, demands and causes of action of any nature (whether in contract or in tort, or based upon fraud or misrepresentation, breach of duty or common law, or arising under or by virtue of any judicial decision, statute or regulation) for all past, present, existing, future, known, and unknown injuries, damages, losses and remedies (whether now recognized by law or created or recognized in the

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future) that: (1) arise out of or are related to the Stock Option Plan, the
Option, and the Cancellation Letter; or (2) could be brought by or on behalf of Employee in any lawsuit or demand in an arbitration action arising out of the Stock Option Plan, the Option and the Cancellation Letter in any court, arbitration association, tribunal or forum, in this or any other jurisdiction, in these United States or anywhere else, and including WITHOUT LIMITATION, all actual damages, all exemplary and punitive damages, all penalties of any kind, tax liabilities or penalties, consequential damages, costs and attorney's fees.

         "CONSIDERATION" means the reinstatement of the Employee's Option and the adjustment in the number or shares subject to the Option and the exercise price per share as described in that letter attached to this Release as EXHIBIT A.

        "RELEASE" means this Release and Indemnity Agreement.

        In this Release, the singular includes the plural, and vice versa; likewise, the disjunctive includes the conjunctive, and vice versa.

II. THE AGREEMENT

         1. The parties agree that this Release is effective as of the time that Employee signs the letter attached to this Release as EXHIBIT A executed by GlobalSCAPE.

         2. For the Consideration, Employee RELEASES ACQUITS, and FOREVER DISCHARGES GlobalSCAPE from all Claims.

         3. The giving of the Consideration is not an admission of liability by either party. GlobalSCAPE and Employee each acknowledge that this Release is made as a compromise to avoid further expense and to terminate for all time controversies involving the Stock Option Plan, the Option or the Cancellation Letter.

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         4.     GlobalSCAPE and Employee each agree to INDEMNIFY and to HOLD the other HARMLESS from all claims that fall within the definition of "Claim" that have been or may later be asserted against the indemnified party by any third party claiming by, through, or under the indemnifying party, together with all costs, expenses, and legal fees in defending any such claims as they are incurred. THIS INDEMNITY IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED OR PROVED THAT ALL OR SOME OF THE CLAIMS WERE CAUSED AS A WHOLE OR IN PART BY ANY ACT, OMISSION, NEGLIGENCE, GROSS NEGLIGENCE, BREACH OF CONTRACT, INTENTIONAL CONDUCT, VIOLATION OF STATUTE OR COMMON LAW, OR ANY OTHER CONDUCT WHATSOEVER OF THE INDEMNIFIED PARTY.

         5. In return for the Consideration Employee represents and warrants the following:

                a. Employee is correctly described in this Release;

                b. before executing this Release, Employee became fully
                   informed of the terms, contents, conditions, and effect of this Release;

                c. Employee is legally competent to execute this Release;

                d. this Release is fully and forever binding on the Employee his heirs, administrators, executors or of any of them;

                e. no promise or representation of any kind has been made to
                   Employee, except as is expressly stated in this Release;

                f. Employee enters this Agreement freely, by his own choice, and judgment, and without duress or other influence;

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        6. The terms of this Release shall be kept CONFIDENTIAL and shall be disclosed only to the parties to this Release and to their legal spouse, family members, accountants, insurers, and attorneys, (collectively the "excepted persons") or as otherwise required by law or regulation. The parties will instruct the excepted persons to keep strictly confidential the terms of this Release and the amount of the settlement.

        7. The parties each acknowledge that this instrument constitutes the entire agreement among them with respect to its subject matter and supercedes any prior agreements, whether written or oral, between Employee and GlobalSCAPE.

        8. The laws of the State of Texas shall govern the construction and interpretation of this Release.

        EXECUTED on the dates as noted below.

                                        GlobalSCAPE, Inc.

                                        By: /s/Tim Nicolaou
                                        Corporate Representative

                                        Title:  Chief Executive Officer


                                        [DATE]________________________
                                                       Date

                                        Employee


                                        By [EMPLOYEE SIGNATURE]_________________


                                           [DATE]_______________________________
                                                               Date




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                                   EXHIBIT A

December 19, 2000

[NAME]
[ADDRESS]


      Re: GlobalSCAPE, Inc. 1998 Stock Option Plan (the "998 Stock Option Plan")

Dear [NAME]:

      On [DATE] you and GlobalSCAPE, Inc. ("GlobalSCAPE") singed a letter under which GlobalSCAPE granted you an option to purchase [AMOUNT] shares of GlobalSCAPE common stock for $0.10 per share under the terms of the 1998 Stock Option Plan (the "Option") with the Option to vest over a three year period.

      On February 8, 2000 you and GlobalSCAPE signed a letter under which you agreed to the cancellation of your Option on the condition that the Option would be reinstated under certain circumstances described in that letter.

      Effective May 8, 2000 GlobalSCAPE completed a stock split of its common stock.

      In consideration for your execution of the Release and Indemnity Agreement dated December 19, 2000, GlobalSCAPE has reinstated your Option, and has adjusted the number of shares subject to your option to [AMOUNT] with an exercise price of $0.0132 per share, to vest in thirds on the same schedule as stated in the [DATE] letter, to wit:

      [AMOUNT]  vesting on [DATE]
      [AMOUNT]  vesting on [DATE]
      [AMOUNT]  vesting on [DATE]

                                        Sincerely,

Agreed:                                 GlobalSCAPE, Inc.


----------------------------------
[NAME]                                  By: Tim Nicolaou
Date: [DATE]                                Chief Executive Officer



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